UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 1, 2011

HQ Sustainable Maritime Industries, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33473	62-1407522
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Melbourne Towers, 1511 Third Avenue, Suite 788, Seattle, WA 98101

(Address of Principal Executive Office) (Zip Code)

206-621-9888

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 3 – Securities and Trading Markets

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On April 1, 2011, HQ Sustainable Maritime Industries, Inc. (the “Company”) received a notice from the NYSE Amex LLC (the “Exchange”) notifying the Company that was not in compliance with continued listing standards set forth under Sections 134 and 1101 of the Exchange Company Guide since the Company was yet to file its Annual Report on Form 10-K for the fiscal year ended December 31, 2010. The Exchange notified the Company that pursuant to Section 1003(d) of the Company Guide, the Exchange was authorized to suspend and, unless prompt corrective action is taken, remove the Company’s securities from the Exchange. Currently, the trading in the Company’s securities has been halted.

In order to maintain its listing, the Company must submit a plan of compliance by April 15, 2011 advising the Exchange staff of the actions it has taken, or will take, that would bring the Company into compliance with foregoing Sections by no later than June 30, 2011. The Company is taking steps to prepare and submit such a plan to the Exchange staff by the required submission date.

If the Company’s plan to regain compliance is accepted by the Exchange, the Company may be able to continue its listing during this period, during which time it will be subject to periodic review to determine progress consistent with the plan. If, however, the plan is not accepted by the Exchange, the Company will be subject to delisting procedures as set forth in the Company Guide. Under Company Guide rules, the Company has the right to appeal the determination by the Exchange staff to initiate delisting proceedings. There is no assurance that the Exchange staff will accept the Company’s plan of compliance or that, even if such plan is accepted, the Company will be able to implement the plan within the prescribed timeframe.

Item 8.01	Other Events

On April 7, 2011, the Company issued a press release disclosing its receipt of the notice summarized above from the Exchange. A copy of the press release is furnished as Exhibit No. 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Section 9	Exhibits

Item 9.01	Exhibits

99.1    Press release.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

HQ Sustainable Maritime Industries, Inc.

By:	/s/ Norbert Sporns
Norbert Sporns Chief Executive Officer and President

Date: April 7, 2011

Exhibit Index

Exhibit No.	Description

99.1	Press release.